UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number:  002-94984

                        Roundy's Supermarkets, Inc.
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               (Exact name of registrant as specified in its charter)


                 875 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202
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                 (Address of principal executive offices) (Zip Code)


          Registrant's telephone number, including area code (414) 231-5000
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                    8-7/8% Senior Subordinated Notes due 2012
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              (Titles of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                  Rule 12g - 4(a)(1)(i)

                  Rule 12g - 4(a)(1)(ii)

                  Rule 12g - 4(a)(2)(i)

                  Rule 12g - 4(a)(2)(ii)

          X       Rule 12h - 3(b)(1)(i)

                  Rule 12h - 3(b)(1)(ii)

                  Rule 12h - 3(b)(2)(i)

                  Rule 12h - 3(b)(2)(ii)

          X       Rule 15d - 6




Approximate number of holders of record
as of the certification or notice date:  ZERO (0)



Pursuant to the requirements of the Securities Exchange Act of 1934 Roundy's Supermarkets, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    November 10, 2005                  BY:/s/DARREN W. KARST
         -----------------                  ---------------------------
                                            Darren W. Karst
                                            Executive Vice President
                                            and Chief Financial Officer